EXHIBIT 5.1

August 9, 2010

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057

Ladies and Gentlemen:

We have acted as counsel for Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”) in connection with the proposed issuance and sale from time to time by the Company of common units representing limited liability company interests in the Company having an aggregate offering price of up to $60,000,000 (the “Units”), pursuant to that certain Equity Distribution Agreement dated August 9, 2010 (the “Distribution Agreement”) between the Company and Knight Capital Markets LLC.

In rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-159911) with respect to the Units being sold by the Company (the “Registration Statement”); (ii) the Prospectus dated August 5, 2009 (the “Base Prospectus”) included in the Registration Statement; (iii) the prospectus supplement dated August 9, 2010 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (iv) the Second Amended and Restated Agreement of Limited Liability Company of the Company dated as of October 29, 2007, as amended: (v) the Distribution Agreement; (vi) resolutions of the Board of Directors of the Company dated July 29, 2009 and the pricing committee thereof dated August 9, 2010; and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with terms of the Distribution Agreement, then the Units will be validly issued, fully paid and non-assessable, except as described in the Prospectus Supplement and the Prospectus.

The opinions expressed herein are qualified in the following respects:

A. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B. We express no opinion concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

C. The foregoing opinions are limited to the laws of the Limited Liability Company Act of the State of Delaware, and the federal laws of the United States of America, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com